UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):           January 7, 2008

NALCO HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-115560-15	73-1683500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL           60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 9, 2008, the Board of Directors of Nalco Holding Company, the parent company of Nalco Holdings LLC, approved a recommendation from its Compensation Committee to increase director compensation beginning in 2008 as follows: (a) annual retainer of $70,000, (b) equity compensation with target value of $80,000, (c) Audit Committee Chairman retainer of $15,000, (d) Committee Chairman (other than Audit Committee) retainer of $7,500 and (e) a committee meeting fee of $1,500 per meeting. With these changes Board Members will no longer be paid a per meeting fee for Board Meetings. Cash compensation will be paid quarterly. Nalco Holding Company will reimburse directors for expenses related to their duties as a director.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 7, 2008, Nalco Company, a subsidiary of Nalco Holdings LLC, announced that Gregory N. Nelson, Group Vice President and President, Services and Equipment, was separated from the Company under terms contained in his Severance Agreement, effective as of July 1, 2005.

On January 9, 2008, the Board of Directors of Nalco Holding Company approved a recommendation from its Compensation Committee to make a special payment of $50,000 per month to Executive Vice President and Chief Financial Officer Bradley J. Bell for his duties as executive in charge during the Company’s search for a new Chief Executive Officer.

Item 8.01	Other Events

On January 9, 2008, the Board of Directors of Nalco Holding Company appointed Director Douglas A. Pertz as Chairman of the Compensation Committee and appointed Director Richard B. Marchese to the Safety, Health and Environment Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO HOLDINGS LLC

/s/ Stephen N. Landsman
Secretary

Date: January 10, 2008